Exhibit 99.1

News Release

For Further Information Call:

John P. Jordan

Vice President, Chief Financial Officer & Treasurer

Voice: 860-347-8506

inquire@zygo.com

ZYGO REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR FISCAL 2013

MIDDLEFIELD, Conn, August 15, 2013 – Zygo Corporation (Nasdaq: ZIGO) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2013 and points out the following highlights in those results:

•	Fourth quarter revenue increased 16% over the previous quarter.

•	Full year book to bill ratio was 1.15 to 1.0.

•	Fourth quarter bookings increased 18% over the prior year quarter to $42.0 million.

•	Multiple metrology and optics bookings in support of 450 mm wafer systems development.

•	Backlog increased 32% from June 30, 2012 to $89.8 million.

Fourth Quarter results

Revenue in the fiscal 2013 fourth quarter was $40.0 million compared with $34.5 million in fiscal 2013 third quarter and $44.3 million in the comparable prior year quarter.

Net income in the fiscal 2013 fourth quarter was $2.5 million, or $0.13 per diluted share, compared with $1.4 million, or $0.07 per diluted share, in the fiscal 2013 third quarter and $25.0 million, or $1.32 per diluted share, recorded in the fiscal 2012 fourth quarter. As reflected in the “Reconciliation of Reported Results to Non-GAAP Results” in this press release, the “adjusted” net income and “adjusted” earnings per diluted share on a non-GAAP basis were $2.7 million and $0.14 in the fiscal 2013 fourth quarter, after eliminating the effects of tax adjustments and $6.8 million and $0.36 in the fiscal 2012 fourth quarter, after eliminating $18.2 million related to reversal of the deferred tax valuation allowance and expenses of a terminated acquisition.

Bookings for the fiscal 2013 fourth quarter were $42.0 million, compared to bookings of $35.5 million in the fiscal 2012 fourth quarter. Bookings for the Metrology Solutions Division were 58% of the total; Optical Systems Division bookings were 42%.

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Full Year Results

Revenue for the full year ended June 30, 2013 was $149.4 million compared with $166.8 million for fiscal 2012.

Net income for the full year ended June 30, 2013 was $7.9 million, or $0.41 per diluted share, compared with $43.0 million, or $2.30 per diluted share for fiscal 2012. As reflected in the “Reconciliation of Reported Results to Non-GAAP Results” in this press release, the “adjusted” net income and “adjusted” earnings per diluted share on a non-GAAP basis were $7.0 million and $0.36 in fiscal 2013, after eliminating the effects of tax adjustments and $24.8 million and $1.33 in fiscal 2012, after eliminating $18.2 million related to reversal of the deferred tax valuation allowance and expenses of a terminated acquisition.

Bookings for the year were $172.3 million compared with fiscal 2012 bookings of $172.8 million. Bookings for the Metrology Solutions Division were 68% of the total; Optical Systems Division bookings were 32%. Backlog was $89.8 million at June 30, 2013, compared with $68.0 million at June 30, 2012 and $88.9 million at March 31, 2013.

Commenting on the fourth quarter results, John P. Jordan, Vice President, Chief Financial Officer and Treasurer of Zygo Corporation, said, “In a market where the timing of the recovery in the semiconductor sector has been unclear, Zygo delivered strong bookings with a book-to-bill ratio for the year of 1.15 to 1.0, and we are entering fiscal 2014 with the highest year-end backlog in the Company’s history. Timing of shipments and a stall in our regular book-and-ship orders for standard metrology products due to the uncertain economic times and investment climate pressured FY 2013 revenues, but our fundamentals position us well for the longer term. During fiscal 2013, our gross margins reflected the effect of lower volume with low overhead absorption, while we continued to invest in research and engineering for continued product development, both of which impacted operating margin.

“As we have reported in previous quarters, prior to June 30, 2012, the Company maintained a valuation allowance against its deferred tax assets. Thus, fiscal 2012 quarterly results reflected the effect of the valuation allowance in tax expense. The U.S. federal income tax expense was offset each quarter by reversing a portion of the valuation allowance against the U.S. tax provision. Since the valuation allowance against U.S. deferred tax assets was reversed at the end of fiscal 2012 due to improved operating performance and improved business outlook, the quarterly and full year results in the current year reflect tax expense at the applicable statutory tax rate, adjusted for book/tax differences. Additionally, as set forth in the Reconciliation of Reported Results to Non-GAAP Results in this Press Release, the tax provision for fiscal 2013 also included items that reduced the full-year effective tax rate to 24% and increased Earnings per Share by $0.05 per diluted share.”

Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation, commented, “Zygo did well to generate a reasonable profit in FY 2013 in a challenging and changing economic environment which resulted in below-target revenue, and we enter FY 2014 with a strong backlog. New products we developed in support of the 450 mm wafer size transition in the semiconductor equipment market are being adopted by our customers, and initial orders have been booked in the last half of FY 13. We anticipate production orders to begin later in FY 14 and continue as 450 mm wafer semiconductor tools are delivered in quantity. Within our core metrology business we will soon be introducing new innovative products which we expect to not only increase market share but also expand the markets

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we are targeting. We are improving our new product time-to-market capabilities and continue our focus on using our deep bank of intellectual capital for leading-edge product development. We are also continuing the build-out of our new Tucson facility to extend the vertical integration of our optics business and expect to be bringing that on line during fiscal 2014. We continue to review potential acquisitions that would increase our capacity, capabilities and customer base to supplement our organic growth and profitability.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment, bio-medical, scientific and industrial markets.

Note: Zygo’s teleconference to discuss the results of the fourth quarter and full year fiscal 2013 will be held at 5 PM Eastern Time on August 15, 2013 and can be accessed by dialing (800) 354-6885. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan(s),” “strategy,” “project,” “should” and other words of similar meaning in connection with a discussion of current or future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customers; manufacturing and supply chain risks; risks of order cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the integration of manufacturing facilities; risks related to any reorganization of our business; risks related to changes in management personnel; dependence on proprietary technology and key personnel; length of the revenue cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; and risks related to business acquisitions. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release except as required by law. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2012, filed with the Securities and Exchange Commission on September 13, 2012.

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Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net revenue	$40,021	$44,333	$149,395	$166,837
Cost of goods sold	22,366	23,322	83,704	85,127
Gross profit	17,655	21,011	65,691	81,710

Selling, general and administrative expenses	8,430	9,214	34,881	35,486
Research, development and engineering expenses	4,624	4,335	18,697	16,501
Operating profit	4,601	7,462	12,113	29,723

Other income (expense)
Miscellaneous income (expense), net	194	(258)	(244)	(479)
Total other income (expense)	194	(258)	(244)	(479)
Income before income tax, including noncontrolling interest(s)	4,795	7,204	11,869	29,244
Income tax benefit (expense)	(2,023)	18,208	(2,889)	15,827
Net income including noncontrolling interest(s)	2,772	25,412	8,980	45,071
Less: Net income attributable to noncontrolling interest(s)	254	448	1,129	2,053
Net income attributable to Zygo Corporation	$2,518	$24,964	$7,851	$43,018

Earnings per share attributable to Zygo Corporation
Basic shares	$0.14	$1.37	$0.43	$2.39
Diluted shares	$0.13	$1.32	$0.41	$2.30

Weighted average shares outstanding
Basic shares	18,518	18,215	18,454	18,014
Diluted shares	19,194	18,972	19,106	18,711
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Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	June 30, 2013	June 30, 2012
Assets
Current assets:
Cash and cash equivalents	$83,056	$84,053
Receivables, net	32,360	31,601
Inventories	30,185	27,760
Prepaid expenses, prepaid taxes and other current assets	5,429	2,851
Revenue recognized in excess of billings on uncompleted contracts	5,342	2,371
Deferred income taxes	10,756	8,004
Total current assets	167,128	156,640
Marketable securities	662	729
Property, plant and equipment, net	34,343	33,694
Deferred income taxes	13,987	13,760
Intangible assets, net	4,615	5,198
Total assets	$220,735	$210,021

Liabilities and Equity
Current liabilities:
Accounts payable	$7,170	$9,613
Accrued expenses	19,323	18,914
Income tax payable	19	416
Total current liabilities	26,512	28,943

Deferred taxes and long-term liabilities	8,339	5,098

Commitments and contingencies	—	—

Total shareholders’ equity - Zygo Corporation	183,841	173,625
Noncontrolling interest(s)	2,043	2,355
Total equity	185,884	175,980
Total liabilities and equity	$220,735	$210,021
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Zygo Corporation and Subsidiaries
Reconciliation of Reported Results to Non-GAAP Results
(Unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
GAAP Operating Profit (as reported)	$4,601	$7,462	$12,113	$29,723
Adjustment to operating profit - costs of terminated acquisition	—	740	—	756
Total adjusted operating profit	$4,601	$8,202	$12,113	$30,479

Adjusted income before income tax, including noncontrolling interest	$4,795	$7,944	$11,869	$30,000

Net income attributable to noncontrolling interest (as reported)	254	448	1,129	2,053

GAAP income tax benefit (expense) (as reported)	(2,023)	18,208	(2,889)	15,827
Adjustment to income taxes (Note 1)	212	(18,925)	(890)	(18,926)
Total adjusted income tax benefit (expense)	$(1,811)	$(717)	$(3,779)	$(3,099)

Adjusted net income attributable to Zygo Corporation	$2,730	$6,779	$6,961	$24,848

GAAP earnings per diluted share attributable to Zygo Corporation (as reported)	$0.13	$1.32	$0.41	$2.30
Adjusted earnings per diluted share attributable to Zygo Corporation	$0.14	$0.36	$0.36	$1.33

Note 1 - The Company’s twelve month fiscal 2013 reported results include adjustments to correct deferred tax asset balances as of June 30, 2012, relating to fixed assets and foreign tax credits.

Adjusted net income and adjusted net earnings per diluted share are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities, and a reconciliation of such amounts to reported results is presented above. These non-GAAP measures are not alternatives to, and are not intended to replace, the most directly comparable reported measures under GAAP and should not be considered as alternatives to net income and net earnings per diluted share, or any other measure of consolidated operating results, under GAAP. The Company believes that providing such non-GAAP measures and reconciliation is useful to users of the financial statements, since such measures involve certain significant and unusual adjustments to the Company’s results, thus enhancing comparability of the Company’s results between periods presented.

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